UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
Of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2015

INTERSECTIONS INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-50580 (Commission File Number)	54-1956515 (IRS Employer Identification No.)

3901 Stonecroft Boulevard
Chantilly, Virginia 20151
(Address of Principal Executive Offices) (Zip Code)

(703) 488-6100
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On November 13, 2015, Intersections Inc. (the “Company”) entered into irrevocable subscription agreements with Loeb Holding Corporation, David A. McGough and investment funds affiliated with Osmium Partners, LLC (“Osmium Partners”) for a private placement of up to 3,000,000 shares of the Company’s common stock, at a price of $2.50 per share, for aggregate gross proceeds of up to $7.5 million. Loeb Holding Corporation will purchase not less than $5.0 million and not more than $6.85 million of the shares, Mr. McGough will purchase $500,000 of the shares and Osmium Partners will purchase $150,000 of the shares.  The closing for $5.0 million of the shares to be purchased by Loeb Holding Corporation and all of the shares to be purchased by Mr. McGough and Osmium Partners will take place on or about November 20, 2015 (with any remaining closing for Loeb Holding Corporationto occur later in the fourth quarter of 2015) .  The gross proceeds of $5.65 million are intended for working capital and general corporate purposes.

Each of the Company and the investors made customary representations and warranties and the subscription agreements contain customary indemnification provisions. The Company has agreed to file a registration statement with the Securities and Exchange Commission to register the shares for resale under the Securities Act within 90 days of the Closing Date and to use its commercially reasonable efforts to ensure the effectiveness of the registration statement for the shares as soon as practicable thereafter.

The transaction was negotiated and approved by a special committee of the Board of Directors.

Prior to this subscription, Loeb Holding Corporation beneficially owns 6,940,541 shares, or approximately 34.3%, of the Company’s outstanding shares of Common Stock and is the Company’s largest stockholder.  Thomas L. Kempner, one of the Company’s directors, is the Chairman and Chief Executive Officer and the beneficial owner of a majority of the voting stock of Loeb Holding Corporation. James L. Kempner, one of the Company’s directors, is the President and Chief Operating Officer of Loeb Holding Corporation, and the son of Thomas L. Kempner.  Bruce L. Lev, one of the Company’s directors, is a Managing Director of Loeb Holding Corporation.  Prior to this subscription, Osmium Partners, together with its affiliated investment funds, beneficially owns 3,252,280 shares, or approximately 16.1% of the Company’s outstanding shares of Common Stock. John H. Lewis, one of the Company’s directors, is a controlling member, and the Founder and Managing Partner, of Osmium Partners.  Prior to this subscription, David McGough beneficially owns 255,517 shares, or approximately 1.3% of the Company’s outstanding shares of Common stock. David A. McGough is a director of the Company.

The foregoing descriptions of the subscription agreements do not purport to be complete and are qualified in their entirety by reference to the subscription agreements, copies of which are filed as Exhibits 10.1, 10.2 and 10.3 to this Form 8-K and are incorporated herein by reference. Such agreements and instruments are not intended to provide any other factual information about the Company. The transaction documents contain certain representations, warranties and indemnifications resulting from any breach of such representations or warranties. Investors and security holders should not rely on the representations and warranties as characterizations of the actual state of facts because they are made only as of the respective dates of such documents. In addition, information concerning the subject matter of the representations and warranties may change after the respective dates of such documents, and such subsequent information may not be fully reflected in the Company’s public disclosures.

Item 2.02. Results of Operations and Financial Condition

On November 16, 2015, Intersections Inc. issued a press release announcing its results for the quarter ended September 30, 2015 and posted a Third Quarter 2015 Investor Update on its website (www.intersections.com).  The text of the press release and the update are attached hereto as Exhibits 99.1 and 99.2, respectively.

Item 3.02 Unregistered Sales of Equity Securities

At the closing on or about November 20, 2015 of the private placement described above in Item 1.01, the Company will issue and sell 2,260,000 shares of Common Stock to the investors pursuant to an exemption from the registration requirements under Section 5 of the Securities Act of 1933 provided by Section 4(a)(2) thereof.

Item 7.01. Regulation FD Disclosure

On November 16, 2015, the Company issued a press release announcing the foregoing.  The text of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d)           Exhibits

Exhibit No.	Description

10.1	Subscription Agreement with Loeb Holding Corporation

10.2	Subscription Agreement with David A. McGough

10.3	Subscription Agreement with Osmium Partners

99.1	Press release dated November 16, 2015

99.2	Third Quarter 2015 Investor Update

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  November 16, 2015

INTERSECTIONS INC.

By:	/s/ Ronald L. Barden
	Name:	Ronald L. Barden
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Subscription Agreement with Loeb Holding Corporation

10.2	Subscription Agreement with David A. McGough

10.3	Subscription Agreement with Osmium Partners

99.1	Press release dated November 16, 2015

99.2	Third Quarter 2015 Investor Update